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                                                                     EXHIBIT 8.1


                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852

                                                              47, Avenue Hoche
                                                                 75008 Paris
TEL (212) 715-9100                                                 France
FAX (212) 715-8000

                                                                 May 25, 2001


Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, Pennsylvania 19355-2121


Ladies and Gentlemen:

                  We have acted as tax advisors to Vishay TEMIC Semiconductor Acquisition Holdings Corp., a Delaware corporation ("Acquiror"), a direct wholly owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation ("Parent"), in connection with the exchange offer (the "Offer") described in the prospectus included on Form S-4 filed by Parent with the Securities and Exchange Commission (the "Prospectus"). The Offer is an offer by Acquiror to exchange common stock of Parent ("Parent Common Stock") for all of the issued and outstanding shares of Siliconix Incorporated, a Delaware corporation (the "Company," and such shares, the "Company Common Stock"), other than Company Common Stock held by Acquiror. Following the Offer, Acquiror intends to contribute all of its shares of Company Common Stock to a direct wholly owned subsidiary of Acquiror ("Merger Sub"), and merge Merger Sub with and into the Company (the "Merger," and together with the Offer, the "Transaction"). All capitalized terms, unless otherwise defined, have the meanings assigned to them in the Prospectus.

                  For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Prospectus, and (ii) such other documents, records, and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. In rendering our opinion, we have assumed the absence of material changes in facts or law between the date hereof and the consummation of the Offer (the "Closing Time") and the closing of the Merger, if consummated (the "Effective Time"). In addition, in rendering our opinion we have relied upon certain written statements and representations made to us by the Parent and Acquiror ("Certified Representations") dated the date hereof, and we have assumed that such statements and representations will be complete and accurate as of the Closing Time and as of the Effective Time. In addition, we have relied upon certain statements, representations and covenants contained in the Prospectus, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete and not breached, and that no
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KRAMER LEVIN NAFTALIS & FRANKEL LLP

Vishay Intertechnology, Inc.
May 25, 2001
Page 2



actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

                  In addition, we have assumed that (i) the Offer will be conducted as described in the Prospectus (including satisfaction of all covenants and conditions to the obligations of Parent and Acquiror without amendment or waiver thereof in any respect prior to the consummation of the Offer), (ii) the Merger, if consummated, will qualify as a statutory merger under the laws of the State of Delaware; (iii) each of the Company, Parent and Acquiror will comply with all reporting obligations with respect to the Transaction required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder (the "Regulations"); and (iv) the documents and instruments referred to in the Prospectus are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the "Service") by the Company, Parent, Acquiror or, we understand, any other party as to the United States federal income tax consequences of any aspect of the Offer and Merger. The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.

                  In rendering our opinion, we have considered applicable provisions of the Code, the Regulations, pertinent judicial authorities, rulings of the Service and such other authorities as we considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances with retroactive affect. A material change in any of the authorities upon which our opinion is based could adversely affect our opinion.

                  Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the exchange of Company Common Stock for Parent Common Stock in the Offer and, if consummated, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that each of Acquiror, Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, the statements contained in the section of the Prospectus entitled "THE OFFER -- Material U.S. Federal Income Tax Consequences" constitute our opinion as to the material United States federal income tax consequences of the exchange of Company Common Stock for Parent Common Stock in the Offer and Merger.

                  No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any state, local or non-U.S. tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative interpretations, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative interpretations that may affect our opinion unless we are specifically asked to do so.
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KRAMER LEVIN NAFTALIS & FRANKEL LLP


Vishay Intertechnology, Inc.
May 25, 2001
Page 3


                  We hereby consent to the filing of this opinion as an exhibit to the aforementioned Prospectus and to the reference to this firm under the caption "THE OFFER -- Material U.S. Federal Income Tax Consequences" in the Prospectus. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

                  This opinion is being delivered to you as contemplated by the terms of the Offer and for the purpose of being included as an exhibit to the Registration Statement of which the Prospectus is a part and, except as set forth above, may not be circulated, quoted or otherwise referred to for any other purpose without our written consent.

                                     Very truly yours,


                                     Kramer Levin Naftalis & Frankel LLP